SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 14D-9

(Amendment No. 20)

Solicitation/Recommendation Statement

Under Section 14(d)(4) of the

Securities Exchange Act of 1934

MIDWEST AIR GROUP, INC.

(Name of Subject Company)

MIDWEST AIR GROUP, INC.

(Name of Person Filing Statement)

Common Stock, $0.01 Par Value

(Title of Class of Securities)

597911106

(CUSIP Number of Class of Securities)

Timothy E. Hoeksema

Chairman of the Board and

Chief Executive Officer

Midwest Air Group, Inc.

6744 South Howell Avenue

Oak Creek, WI  53154

(414) 570-4000

(Name, address and telephone number of person

authorized to receive notices and communications on

behalf of the person filing statement)

With copies to:

Christopher B. Noyes Dennis F. Connolly Godfrey & Kahn, S.C. 780 North Water Street Milwaukee, WI 53202-3590 (414) 273-3500	Frederick C. Lowinger Dennis V. Osimitz Sidley Austin LLP One South Dearborn Chicago, IL 60603 (312) 853-7000

[     ]

Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Purpose of the Amendment

The purpose of this amendment is to amend Item 9 – Exhibits by adding new exhibit (a)(29) and revising the Exhibit Index accordingly.

Item 9.

Exhibits.

The following exhibits are filed herewith or incorporated herein by reference:

Exhibit Number	Description
(a)(1)	Letter to Midwest’s shareholders dated January 25, 2007*(1)
(a)(2)	Press release issued by Midwest on January 25, 2007(1)
(a)(3)	Midwest Investor Presentation dated January 25, 2007 (incorporated by reference to Exhibit 99.1 to Midwest’s Current Report on Form 8-K/A as filed with the SEC on January 25, 2007)
(a)(4)	Transcript of conference call held by Midwest on January 25, 2007(1)
(a)(5)	Advertisement published by Midwest on January 26, 2007(1)
(a)(6)	Press release issued by Midwest on January 31, 2007 (incorporated by reference to Exhibit 99.1 to Midwest’s Current Report on Form 8-K as filed with the SEC on February 1, 2007)
(a)(7)	Press release issued by Midwest on February 1, 2007 (incorporated by reference to Exhibit 99.1 to Midwest’s Current Report on Form 8-K as filed with the SEC on February 1, 2007)
(a)(8)	Midwest Investor Presentation dated February 1, 2007 (incorporated by reference to Exhibit 99.1 to Midwest’s Current Report on Form 8-K as filed with the SEC on February 1, 2007)
(a)(9)	Memorandum sent to Midwest employees on February 1, 2007 (incorporated by reference to Exhibit 99.2 to Midwest’s Current Report on Form 8-K as filed with the SEC on February 1, 2007)
(a)(10)	Memorandum sent to Midwest employees on February 2, 2007(1)
(a)(11)	Transcript of Midwest Presentation on February 1, 2007(1)
(a)(12)	Press release issued by Midwest on February 14, 2007(1)
(a)(13)	Press release issued by Midwest on February 15, 2007(1)
(a)(14)	Press release issued by Midwest on February 20, 2007(1)
(a)(15)	Memorandum sent to Midwest Employees on February 20, 2007(1)
(a)(16)	Press release issued by Midwest on February 22, 2007(1)
(a)(17)	Press release issued by Midwest on February 28, 2007(1)
(a)(18)	Letter to Midwest shareholders dated February 28, 2007(1)
(a)(19)	Editorial by Timothy E. Hoeksema posted March 10, 2007(1)

Exhibit Number	Description
(a)(20)	Letter to Milwaukee area business leaders dated March 20, 2007(1)
(a)(21)	Midwest Presentation to Milwaukee area business leaders dated March 20, 2007(1)
(a)(22)	Press release issued by Midwest on April 2, 2007 (incorporated by reference to Exhibit 99.1 to Midwest’s Current Report on Form 8-K as filed with the SEC on April 2, 2007)
(a)(23)	Memorandum sent to Midwest employees on April 2, 2007 (incorporated by reference to Exhibit 99.2 to Midwest’s Current Report on Form 8-K as filed with the SEC on April 2, 2007)
(a)(24)	Memorandum sent to Midwest employees on April 5, 2007(1)
(a)(25)	Press release issued by Midwest on April 13, 2007(1)
(a)(26)	Memorandum sent to Midwest employees on April 13, 2007(1)
(a)(27)	Initial Pages of Midwest’s “savethecookie.com” Website(1)
(a)(28)	Transcript of communication to Midwest employees on April 20, 2007 (incorporated by reference to Exhibit 99.1 to Midwest’s Current Report on Form 8-K as filed with the SEC on April 20, 2007)
(a)(29)	Memorandum sent to Midwest employees on April 25, 2007
(e)(1)	Excerpts from Midwest’s Definitive Proxy Statement on Schedule 14A relating to the 2006 Annual Meeting of Shareholders as filed with the SEC on March 23, 2006(1)
(e)(2)

Rights Agreement, dated as of February 15, 2006, between Midwest Air Group, Inc. and American Stock Transfer & Trust Company, as Rights Agent, which includes as Exhibit B thereto the Form of Rights Certificate (incorporated by reference to Exhibit 1 to Midwest’s Registration Statement on Form 8-A as filed with the SEC on February 22, 2006)

(e)(3)

1995 Stock Plan for Outside Directors, as amended through February 20, 2002 (incorporated by reference to Exhibit 10.14 to Midwest’s Form 10-K for the year ended December 31, 2001 as filed with the SEC on March 26, 2002)

(e)(4)

Annual Incentive Plan, as amended through February 11, 1998 (incorporated by reference to Exhibit 10.14 to Midwest’s Form 10-K for the year ended December 31, 1997 as filed with the SEC on March 13, 1998)

(e)(5)	Supplemental Benefits Plan (incorporated by reference to Exhibit 10.19 to Midwest’s Form 10-K for the year ended December 31, 1995 as filed with the SEC on March 28, 1996)
(e)(6)	Form of Key Executive Employment and Severance Agreement between Midwest and each of its executive officers(1)

Exhibit Number	Description
(e)(7)

1995 Stock Option Plan, as amended through April 25, 2001 (incorporated by reference to Appendix B to Midwest’s Definitive Proxy Statement on Schedule 14A relating to the 2001 Annual Meeting of Shareholders as filed with the SEC on March 21, 2001)

(e)(8)	2003 All Employee Stock Option Plan (incorporated by reference to Exhibit 10.42 to Midwest’s Form 10-K for the year ended December 31, 2003 as filed with the SEC on March 15, 2004)
(e)(9)

Employment Letter from Midwest to Curtis E. Sawyer dated August 4, 2004 (incorporated by reference to Exhibit 10.43 to Midwest’s Form 10-K for the year ended December 31, 2005 as filed with the SEC on February 28, 2006)

(e)(10)

Employment Letter from Midwest to Scott R. Dickson dated December 16, 2004 (incorporated by reference to Exhibit 10.44 to Midwest’s Form 10-K for the year ended December 31, 2005 as filed with the SEC on February 28, 2006)

(e)(11)

2005 Equity Incentive Plan (incorporated by reference to Appendix A to Midwest’s Definitive Proxy Statement on Schedule 14A relating to the 2005 Annual Meeting of Shareholders as filed with the SEC on March 18, 2005)

(e)(12)

2005 Non-Employee Director Stock Plan (incorporated by reference to Appendix B to Midwest’s Definitive Proxy Statement on Schedule 14A relating to the 2005 Annual Meeting of Shareholders as filed with the SEC on March 18, 2005)

(e)(13)	2005 Director Compensation Summary (incorporated by reference to Midwest’s Form 8-K as filed with the SEC on April 26, 2005)
(e)(14)	Form of Restricted Stock Grant Letter (incorporated by reference to Midwest’s Form 8-K as filed with the SEC on April 26, 2005)
(e)(15)	Annual and Long-Term Incentive Plan (incorporated by reference to Midwest’s Form 8-K as filed on April 26, 2005)
(e)(16)

By-laws of Midwest as amended through April 29, 1999 (incorporated by reference to Exhibit 3 to Midwest’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1999 as filed with the SEC on August 13, 1999)

(e)(17)

Restated Articles of Incorporation of Midwest as amended through April 8, 2004 (incorporated by reference to Exhibit 3.5 to Midwest’s Post-Effective Amendment No.1 to Form S-1 on Form S-3 as filed with the SEC on April 9, 2004)

(g)	Not applicable

____________

*

Included in materials mailed to shareholders of Midwest.

(1)

Previously filed with Schedule 14D-9 or an amendment thereto.

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

MIDWEST AIR GROUP, INC.

By:

/s/ Carol N. Skornicka

Carol N. Skornicka

Senior Vice President – Corporate Affairs, Secretary and General Counsel

Date:  April 25, 2007